Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800-618-BANK

www.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

July 1, 2013

News Media & Financial Analyst Contact:

Alan J. Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Receives Approval from U.S. Treasury to

Repurchase Remaining Portion of its TARP Preferred Stock

Clinton, NJ - Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today that it has received approval of its application from the U.S. Department of Treasury (the “Treasury”) to redeem the remaining 10,325 shares of  preferred stock issued in connection with the Company’s participation in the Treasury’s Capital Purchase Program (“CPP”).  On July 3, 2013, the Company will pay $10.4 million to the Treasury to repurchase 10,325 shares of the preferred stock, including accrued and unpaid dividends for the shares.  The redemption of these shares is not subject to additional conditions or stipulations from the U.S. Treasury, including any requirement that the Company raise additional capital.

“We are pleased to announce the repurchase of the remaining outstanding preferred stock issued to the Treasury under the CPP program,” said James A. Hughes, President and CEO.   “We entered into the program in December 2008 in order to strengthen our financial position during challenging economic times.  The funds were used to support loan growth in the markets we serve.  As our asset quality and earnings have improved, we believe it is time to redeem these shares.  Since receiving the TARP investment, Unity has paid the U.S. Treasury approximately $4.5 million in preferred stock dividends. We believe the U.S. Treasury made a sound investment in Unity and it has earned a healthy return on that investment,” said Mr. Hughes.

The preferred stock that the Company will repurchase for $10.3 million has a carrying value of $10.2 million (net of $116 thousand in non-accreted discount) on the financial statements.  As a result, the Company will accelerate the accretion of $116 thousand and record a reduction in retained earnings.  If the redemption had occurred as of March 31, 2013, the resulting pro forma capital ratios for the Company and the Bank would have been as follows: for the Company, leverage ratio 8.75%, tier I risk based ratio 11.37%, and a total risk based ratio of 12.64%; and for the Bank, leverage ratio 7.40%, tier I risk based ratio 9.59%, and a total risk based ratio of 12.22%.  The Bank’s capital ratios would remain in excess of the ratios required to be deemed “well-capitalized” under FDIC regulations.

As part of the transaction, the Company issued warrants to the Treasury to purchase 764,778 shares of common stock at $4.05 per share.  The warrants are still held by the Treasury and remain outstanding.  Unity intends to attempt to negotiate for the repurchase of the warrants; however, the repurchase price is subject to these negotiations and there is no assurance that the warrants will be repurchased.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $827 million in assets and $652 million in deposits.  Unity Bank provides financial services to retail, corporate and small business customers through its 15 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren Counties in New Jersey and Northampton County, Pennsylvania.  For additional information about Unity, visit our website at www.unitybank.com , or call 800- 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, and results of regulatory exams, among other factors.